EXHIBIT 23P1

                     Blankinship Funds, Inc.
                         Code of Ethics


Rule 17j-1 (the `Rule') under the Investment Company Act of 1940 (the `1940 Act') addresses conflicts of interest that arise from personal trading activities of investment company personnel. In particular, the Rule prohibits fraudulent, deceptive or manipulative acts by such personnel in connection with their personal transactions in securities. The Rule also requires an investment company to adopt a code of ethics containing provisions reasonably necessary to prevent fraudulent, deceptive or manipulative acts.

This Code of Ethics has been adopted by the Board of Directors of Blankinship Funds, Inc (the `Fund'). It is based on the principle that the Directors and Officers of the Fund owe a fiduciary duty to the Fund's shareholders to conduct their affairs, including their personal transactions, in such a manner as to avoid: 1) serving their own interests ahead of the shareholders; 2) taking advantage of their position, and; 3) any actual or potential conflicts of interest.

1.  Definitions:   As used in this Code of Ethics, the following
terms shall have the following meanings (if a conflict exists with the definitions under the 1940 Act, then the 1940 Act definitions will apply):

  a. `Access Person' shall mean any director, officer, general partner or Advisory Person of the Fund.

  b.   `Adviser' shall mean Blankinship Corporation.

  c. `Advisory Person' shall mean any employee of the Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales. It also includes any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

  d. `Beneficial Ownership' shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities that a person has or acquires. It includes ownership by a member of a person's immediate family (such as spouse, minor children and adults living in such person's home) and trusts of which such person or an immediate family member of such person is a trustee or in which any such person has a beneficial interest.

  e.   `Covered Security' shall have the same meaning set forth in
     Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the United States Government, banker's acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

  f. `Securities Account' shall mean any account in which a Covered Security is held, and in which there is either Beneficial Ownership, or control over investment decisions.

  g. `Transaction' shall mean any purchase, sale or any type of acquisition or disposition of a Covered Security.

2. Prohibited Actions: Although definitions under the 1940 Act are complex, the following actions should be viewed as illegal under the 1940 Act:

     a. To employ any device, scheme or artifice to defraud the Fund;

     b. To make any untrue statement of a material fact to the Fund, or to omit a material fact which results in being misleading to the Fund;

     c. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund;

     d. To engage in any manipulative practice with respect to the Fund.

3. Reporting: The following reporting is required to facilitate compliance monitoring:

  a. Access Persons (other than Independent Directors): To help ensure compliance, brokerage confirmations or statements for the Securities Accounts of Access Persons are required to be sent to the President of the Fund. Within 10 days after becoming an Access Person, copies of statements for existing Securities Accounts should be delivered to the President of the Fund; this is also required within 10 days after any new Securities Account is established.

  b. Independent Directors: Within 10 days after the end of each calendar quarter, confirmation statements for any Covered Security transactions should be delivered to the President of the Fund. However, a confirmation statement is not required unless the Director knew, or in the ordinary course of fulfilling his or her official duties as a Fund Director should have known, that during the 15-day period immediately before or after the Director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its Adviser considered purchasing or selling the Covered Security.

  c. President of the Fund: If issues or concerns arise with regards to this Code of Ethics, the President of the Fund shall provide the Board of Directors with a report that describes such issues.

4. Sanctions: If any director or officer violates any provisions set forth in this Code of Ethics, the Directors shall impose sanctions as deemed appropriate including, but not limited to, a letter of censure, termination of position, fines, or restitution to the Fund.